As filed with the U.S. Securities and Exchange Commission on August 24, 2022

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Foot Locker, Inc.

(Exact name of registrant as specified in its charter)

New York	13-3513936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 West 34th Street

New York, New York 10001

(212) 720-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Restricted Stock Unit Inducement Award Agreement

Performance Stock Unit Inducement Award Agreement (Transformation Award)

Nonstatutory Stock Option Inducement Award Agreement (Annual Award)

Restricted Stock Unit Inducement Award Agreement (Annual Award)

Performance Stock Unit Inducement Award Agreement (Annual Award)

(Granted as Employment Inducement Awards Outside of a Plan)

(Full title of the plan)

Sheilagh M. Clarke, Esq.

Executive Vice President, General Counsel and Secretary

Foot Locker, Inc.

330 West 34th Street

New York, New York 10001

(212) 720-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Foot Locker, Inc. (the “Company” or the “Registrant”) to register 850,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued upon (i) the vesting and settlement of restricted stock units, in accordance with the terms of the Restricted Stock Unit Inducement Award Agreement, by and between the Company and Mary N. Dillon, (ii) the vesting and settlement of performance stock units, in accordance with the terms of the Performance Stock Unit Inducement Award Agreement (Transformation Award), by and between the Company and Ms. Dillon, (iii) the vesting and exercise of nonstatutory stock options, in accordance with the terms of the Nonstatutory Stock Option Inducement Award Agreement (Annual Award), by and between the Company and Ms. Dillon, (iv) the vesting and settlement of restricted stock units, in accordance with the Restricted Stock Unit Inducement Award Agreement (Annual Award), by and between the Company and Ms. Dillon, and (v) the vesting and settlement of performance stock units, in accordance with the Performance Stock Unit Inducement Award Agreement (Annual Award), by and between the Company and Ms. Dillon (collectively, the "Employment Inducement Awards"). In each case, the Employment Inducement Awards are granted, effective as of August 24, 2022, to Ms. Dillon in reliance on the employment inducement award exemption under the New York Stock Exchange Listed Company Manual Rule 303A.08.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the employee as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed on March 24, 2022 (the “2021 Form 10-K”).
•	The Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, filed on June 8, 2022.
•	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 8, 2022, that are incorporated by reference into Part III of the 2021 Form 10-K.
•	The Company’s Current Reports on Form 8-K filed on February 3, 2022, February 18, 2022, May 20, 2022 (but only the second Form 8-K filed on such date), May 27, 2022 (except Item 7.01), June 24, 2022 (except Item 7.01), July 15, 2022 and August 19, 2022 (but only the second Form 8-K filed on such date) (in each case, other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).
•	The Company’s description of its Common Stock contained in Exhibit 4.1 of the 2021 Form 10-K, including any subsequently filed amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

This Registration Statement does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article IX of the By-laws of the Registrant requires the Registrant to indemnify, to the fullest extent permitted by applicable law, any person who (a) is or was made, or threatened to be made, a party to any action or proceeding because that person or his or her testator or intestate is or was a director or officer of the Registrant or served, or is serving, at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against judgments, fines, amounts paid in settlement and expenses incurred as a result of such action or proceeding, or appeal therein, and (b) has met the standards set forth in Section 721 of the New York Business Corporation Law (the “NYBCL”). Section 721 of the NYBCL provides that no indemnification is to be provided to any person who is a director or officer if a judgment or other final adjudication adverse to such person establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled.

Article IX of the By-laws also provides that the Registrant shall, from time to time, reimburse or advance to any person indemnified thereunder the funds necessary for payment of expenses incurred in connection with any action or proceeding subject to such indemnification, upon receipt by the Registrant of a written undertaking by or on behalf of such person to repay such amounts(s) if a judgment or other final adjudication adverse to the director or officer establishes that he or she did not meet the standards set forth in Section 721 of the NYBCL.

Article IX of the By-laws also expressly authorizes the Registrant to enter into agreements providing for indemnification or the advancement of expenses to the fullest extent permitted by applicable law. As more fully explained below, the Registrant has entered into (or intends to enter into) agreements with each of the Registrant’s directors and officers to provide for indemnification to the fullest extent permitted by applicable law.

Article TENTH of the Registrant’s Certificate of Incorporation requires the Registrant to indemnify its directors and officers, and permits the Registrant to indemnify others, to the fullest extent permitted by applicable law. The extent and limitations of indemnification under Article TENTH of the Registrant’s Certificate of Incorporation are substantially identical to the indemnification provisions set forth in Article IX of the Registrant’s By-laws.

Article ELEVENTH of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or to any of its shareholders for monetary damages for breach of fiduciary duty as a director, except if a judgment or other final adjudication adverse to such director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director gained, in fact, a financial profit or other advantage to which he or she was not legally entitled or that such director’s acts violated Section 719 of the NYBCL.

As previously noted, the Registrant has entered into indemnification agreements with each of its directors and officers (and intends in the future to enter into similar indemnification agreements with other persons who become directors or officers of the Registrant) which require the Registrant to, among other things, indemnify each director or officer for any and all judgments, fines, amounts paid in settlement and expenses incurred in connection with investigating, defending, being a witness or participating in any threatened, pending or completed action, suit, proceeding, inquiry or investigation, and to advance to each such director or officer his or her costs and expenses of any such suit, proceeding, inquiry or investigation if such director or officer undertakes to pay back such advances to the extent required by law. Prior to a “Change in Control” (as defined in each indemnification agreement) of the Registrant, a director or officer is not entitled to indemnification under such agreement in any action or proceeding voluntarily commenced by such indemnitee against the Registrant or any director or officer of the Registrant, unless the institution of such action or proceedings is joined in or consented to by the Registrant.

Sections 721 through 726 of the NYBCL provide for indemnification of directors and officers. If a director or officer is successful on the merits or otherwise in a legal proceeding, such person is entitled to indemnification to the extent he or she was successful. Further, indemnification is permitted in both third-party and derivative suits if such person acted in good faith and for a purpose he or she reasonably believed was in the best interest of Registrant, and if, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Indemnification under this provision applies to judgments, fines, amounts paid in settlement and reasonable expenses, in the case of derivative actions. In a derivative action, however, a director or officer may not be indemnified for amounts paid to settle such a suit or for any claim, issue or matter as to which such person shall have been adjudged liable to the Registrant absent a court determination that the person is fairly and reasonably entitled to indemnity. Notwithstanding the failure of the Registrant to provide indemnification and despite any contrary resolution of the board of directors, indemnification shall be awarded by the proper court pursuant to Section 724 of the NYBCL to the extent authorized under the NYBCL. Under New York law (and as provided in Article IX of the Registrant’s By-laws and in the indemnification agreements previously described), expenses may be advanced upon receipt of an undertaking by or on behalf of the director or officer to repay the amounts in the event the recipient is ultimately found not to be entitled to indemnification. The advance is conditioned only upon receipt of the undertaking and not upon a finding that the officer or director has met the applicable indemnity standards.

In addition, the Registrant has directors and officers liability insurance policies.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3(i)(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 26, 1997, filed on September 4, 1997).
3.2	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3(i)(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 26, 1997, filed on September 4, 1997).
3.3	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1(a) to the Company’s Registration Statement on Form S-8 (File No. 333-62425), filed on August 28, 1998).
3.4	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-74688), filed on December 6, 2001).
3.5	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 28, 2014).
3.6	Certificate of Amendment to the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on December 8, 2020).
3.7	By-Laws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2018).
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to legality.
23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.2*	Consent of KPMG LLP, independent registered public accounting firm of the Company.
24.1*	Power of Attorney (included on the signature pages hereto).
99.1*	Form of Restricted Stock Unit Inducement Award Agreement, by and between the Company and Mary N. Dillon.
99.2*	Form of Performance Stock Unit Inducement Award Agreement (Transformation Award), by and between the Company and Mary N. Dillon.
99.3*	Form of Nonstatutory Stock Option Inducement Award Agreement (Annual Award), by and between the Company and Mary N. Dillon.
99.4*	Form of Restricted Stock Unit Inducement Award Agreement (Annual Award), by and between the Company and Mary N. Dillon.
99.5*	Form of Performance Stock Unit Inducement Award Agreement (Annual Award), by and between the Company and Mary N. Dillon.

99.6	2007 Stock Incentive Plan, amended and restated as of May 21, 2014 (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 23, 2014 filed on December 31, 2014).
99.7	Amendment No. 1 to 2007 Stock Incentive Plan, amended and restated as of May 21, 2014 (incorporated herein by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, filed on March 23, 2017).
107*	Filing Fee Table.

______________________

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on August 24, 2022.

FOOT LOCKER, INC.

By:	/s/ Richard A. Johnson
Name:	Richard A. Johnson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Foot Locker, Inc. whose signature appears below constitutes and appoints Sheilagh M. Clarke and John A. Maurer, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard A. Johnson	President and Chief Executive Officer	August 24, 2022
Richard A. Johnson	(Principal Executive Officer)

/s/ Andrew E. Page	Executive Vice President and Chief Financial Officer	August 24, 2022
Andrew E. Page	(Principal Financial Officer)

/s/ Giovanna Cipriano	Senior Vice President and Chief Accounting Officer	August 24, 2022
Giovanna Cipriano	(Principal Accounting Officer)

/s/ Virginia C. Drosos	Director	August 24, 2022
Virginia C. Drosos

/s/ Alan D. Feldman	Director	August 24, 2022
Alan D. Feldman

/s/ Guillermo G. Marmol	Director	August 24, 2022
Guillermo G. Marmol

/s/ Darlene Nicosia	Director	August 24, 2022
Darlene Nicosia

/s/ Steven Oakland	Director	August 24, 2022
Steven Oakland

/s/ Ulice Payne, Jr.	Director	August 24, 2022
Ulice Payne, Jr.

/s/ Kimberly K. Underhill	Director	August 24, 2022
Kimberly K. Underhill

/s/ Tristan Walker	Director	August 24, 2022
Tristan Walker

/s/ Dona D. Young	Director	August 24, 2022
Dona D. Young